UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 4, 2005

American Financial Realty Trust
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-31678	020604479
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1725 The Fairway, Jenkintown, Pennsylvania		19046
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	215-887-2280

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On May 4, 2005, American Financial Realty Trust (the "Registrant") entered into an Underwriting Agreement (the "Underwriting Agreement") with First States Group, L.P., the Registrant’s operating partnership, and Banc of America Securities LLC, Wachovia Capital Markets, LLC and Citigroup Global Markets Inc. (collectively, the "Underwriters") in connection with the sale of 16,750,000 (the "Firm Shares") of the Company’s common shares of beneficial interest, par value $0.001 per share (the "Common Shares"), to the Underwriters in connection with the public offering of these securities. The Company has also granted to the Underwriters an option to purchase up to 2,512,500 additional Common Shares (collectively with the "Firm Shares," the "Shares") to cover over-allotments, if any. The sale of the Firm Shares will result in net proceeds to the Company before offering expenses of approximately $242.9 million. The offering of the Shares has been registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to a Registration Statement on Form S-3 (File No. 333-118918), filed with the Securities and Exchange Commission pursuant to the Securities Act. The Underwriting Agreement relating to the Offering is filed as Exhibit 1 to this Report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Financial Realty Trust

May 6, 2005	By:	Edward J. Matey Jr.

Name: Edward J. Matey Jr.
Title: Executive Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

1	Underwriting Agreement, dated as of May 4, 2005, between American Financial Realty Trust and each of Banc of American Securities LLC, Wachovia Capital Markets, LLC and Citigroup Global Markets Inc.